Exhibit 3.07

State of Delaware	STATE OF DELAWARE
Secretary of State	FIRST AMENDED AND RESTATED
Division of Corporations	CERTIFICATE OF INCORPORATION
Delivered 11:00 AM 08/10/2006
FILED 11:00 AM 08/10/2006
SRV 060750783- 2280176 FILE

Liberty Alliance, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:

the name of the Corporation is Liberty Alliance, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 26, 1991.

SECOND:

Pursuant to Sections 203, 228, and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

THIRD:

The text of the original Certificate of Incorporation, and any amendment and restatement thereto, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Vestige, Inc.

ARTICLE II

REGISTERED OFFICE

Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808, and its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITALIZATION

1.

The Corporation is authorized to issue One Hundred Million (105,000,000) shares of its capital stock, which shall be divided into two classes known as Common Stock, $.001 pare value, and Preferred Stock, $.001 par value, respectively.  The total number of shares of Common Stock which the Corporation is authorized to issue is One Hundred Million (100,000,000).  The total number of shares of Preferred Stock which the Corporation is authorized to issue is Five Million (5,000,000).

2.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3.

Holders of the Corporations voting shares shall not have cumulative voting rights.

4.

No holder of any shares of Common Stock has a pre-emptive right to subscribe for any securities of the Corporation nor are any common shares subject to redemption.

ARTICLE V

BUSINESS COMBINATIONS

Unless this First Amended and Restated Certificate of Incorporation is amended or repealed with respect to this Article, or unless the Bylaws of the Corporation designate otherwise, the Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE VI

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VII

PERSONAL LIABILITY

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of the loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated certificate of Incorporation this 8th day of August, 2006.

Liberty Alliance, Inc.

By:  /s/ Steven L. White

Steven L White, President

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